EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the statement on Schedule 13G, dated February 7, 2007 (the “Schedule 13G”), with respect to the Ordinary Shares, par value US$0.0001 per share, of Solarfun Power Holdings Co., Ltd. is, and any amendments thereto executed by each of the undersigned shall be, filed on behalf of each of the undersigned and that this Joint Filing Agreement shall be included as an exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of February 7, 2007.

BRILLIANT ORIENT INTERNATIONAL LIMITED

By:	/s/ Sheng Lin
Name:	Sheng Lin
Title:	Director

HONY CAPITAL II, L.P.

Acting by its general partner

Hony Capital II GP Limited

By:	/s/ John Huan Zhao
Name:	John Huan Zhao

a duly authorized representative

HONY CAPITAL II GP LIMITED

By:	/s/ John Huan Zhao
Name:	John Huan Zhao
Title:	Director